Exhibit 23.1


                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-20437, 33-61322, 333-60381, 333-30878 and 333-60316) and
(Form S-3 Nos. 333-84202, 333-24527, 333-90745, 333-38246, 333-38218 and 333-
109682) of Spartech Corporation, of our report dated December 11, 2003, with respect to the consolidated financial statements and schedule incorporated by reference or included in this Form 10-K for the year ended November 1, 2003.

/s/ Ernst & Young LLP

St. Louis, Missouri
January 15, 2004
                                                                 Exhibit 23.2



INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

We have not been able to obtain, after reasonable efforts, the written consent from our former independent public accountant, Arthur Andersen LLP, to our incorporation by reference on Form 10-K pertaining to Spartech Corporation, of their report dated December 6, 2001 with respect to the financial statements and the supplemental schedule of Spartech Corporation included in this Annual Report on Form 10-K for the year ended November 3, 2001, as required by section 7 of the Securities Act of 1933, as amended. Accordingly, you will be unable to recover amounts sought in any action against Arthur Andersen LLP, the former independent public accountant, pursuant to the Securities of 1933 and the regulations thereunder, and therefore any right of recovery may be limited as a result of the lack of that consent.